ACCOUNTANTS' REVIEW REPORT
                           --------------------------

Board of Directors
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

We have made a review of the balance sheets of Pismo Coast Village, Inc. as of March 31, 1996 and 1995, and the related statements of operations and retained earnings (deficit) for the three and six month periods ended March 31, 1996 and 1995, and the statements of cash flows for the six month periods ended March 31, 1996 and 1995, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public
Accountants. All information included in these financial statements is the representation of the management of Pismo Coast Village, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of September 30, 1995, (presented herein) and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended (not presented herein); and in our report dated October 26, 1995, we expressed an unqualified opinion on those financial statements.





  Glenn, Burdette, Phillips & Bryson
  Certified Public Accountants
  A Professional Corporation
  San Luis Obispo, California

  April 16, 1996

Page 8 of 15                           2

                            PISMO COAST VILLAGE, INC
                                 BALANCE SHEETS

                                                March 31,    September 30,    March 31,
                                                   1996          1995           1995
                                               (Unaudited)     (Audited)    (Unaudited)
                                                -----------   -----------    -----------
                           ASSETS
                           ------
CURRENT ASSETS
Cash and cash equivalents                     $   369,787   $   529,066    $   233,820
Certificates of deposit                                                         51,424
Accounts receivable                                10,014        10,960          9,437
Inventory                                          70,521        65,826         72,778
Current deferred taxes                             50,000        22,624        105,313
Prepaid income taxes                                5,960                        2,885
Prepaid expenses                                   42,280        74,079         39,596
                                               -----------   -----------    -----------
   Total current assets                           548,562       702,555        515,253

PISMO COAST VILLAGE RECREATIONAL
   VEHICLE RESORT AND RELATED ASSETS -
   Net of accumulated depreciation              5,708,520     5,423,666      5,472,255
OTHER ASSETS                                        7,592         8,255          8,918
                                               -----------   -----------    -----------

   Total Assets                               $ 6,264,674   $ 6,134,476    $ 5,996,426
                                               ===========   ===========    ===========

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
CURRENT LIABILITIES
Accounts payable                              $   183,893   $    37,796    $    50,391
Salaries payable                                                  9,200          5,529
Vacation payable                                   28,456        28,456         27,577
Other accrued expenses                             24,686        32,155         19,508
Rental deposits                                   337,283       179,300        329,086
Income tax payable                                                6,498
Current portion of long-term debt                  28,718        22,712         17,435
                                               -----------   -----------    -----------
   Total current liabilities                      603,036       316,117        449,526

LONG-TERM LIABILITIES
Long-term deferred taxes                           25,000        23,331          1,490
Long-term debt                                    239,515       287,451        331,857
                                               -----------   -----------    -----------

   Total liabilities                              867,551       626,899        782,873
                                               -----------   -----------    -----------

STOCKHOLDERS' EQUITY
Common stock - no par value, issued
   and outstanding 1,800 shares                 5,647,708     5,647,708      5,647,708
Retained earnings (deficit)                      (250,585)     (140,131)      (434,155)
                                               -----------   -----------    -----------
   Total stockholders' equity                   5,397,123     5,213,553      5,507,577
                                               -----------   -----------    -----------

   Total Liabilities and Stockholders'
      Equity                                  $ 6,264,674   $ 6,134,476    $ 5,996,426
                                               ===========   ===========    ===========

See accountants' review report.
The accompanying notes are an integral part of these financial statements.

Page 9 of 15
                                     3

                            PISMO COAST VILLAGE, INC.
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                                   (UNAUDITED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1996 AND 1995

                                                  For the Three Months              For the Six Months
                                                  --------------------              ------------------
                                                    Ended March 31,                  Ended March 31,
                                                    ---------------                  ---------------
                                                 1996             1995            1996             1995
                                                 ----             ----            ----             ----
INCOME

Resort operations                              $   344,618     $    274,209    $    762,267    $     654,596
Retail operations                                   72,467           55,814         161,542          135,511
                                             --------------  ---------------  --------------  ---------------
   Total income
                                                   417,085          330,023         923,809          790,107
                                             --------------  ---------------  --------------  ---------------

COST AND EXPENSES

Operating expenses                                 397,723          410,625         824,193          839,013
Cost of goods sold                                  43,359           28,059          90,348           70,650
Depreciation                                        65,250           62,400         129,391          124,795
Amortization                                           332              332             663              663
Interest                                             7,324            9,481          15,375           18,991
                                             --------------  ---------------  --------------  ---------------
                                                   513,988          510,897       1,059,970        1,054,112
                                             --------------  ---------------  --------------  ---------------

Loss Before Provision
   for Taxes on Income                            (96,903)        (180,874)       (136,161)        (264,005)

Income Tax Expense (Benefit                       (14,824)         (51,065)        (25,707)         (75,841)
                                             --------------  ---------------  --------------  ---------------

Net Loss                                       $  (82,079)   $    (129,809)       (110,454)        (188,164)
                                             ==============  ===============

RETAINED EARNINGS (DEFICIT)

Beginning of period                                                               (140,131)        (245,991)
                                                                              --------------  ---------------

End of period
                                                                               $  (250,585)   $   (434,155)
                                                                              ==============  ===============

Net Loss Per
   Share                                     $    (45.60)     $    (72.12)     $    (61.36)   $    (104.54)
                                             ==============  ===============  ==============  ===============





See accountants' review report.
The accompanying notes are an integral part of these financial statements.

                            PISMO COAST VILLAGE, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1994


                                                          1996                            1995
                                              -----------------------------     ---------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                   $   (110,454)                    $   (188,164)
   Adjustments to reconcile net
      loss to net cash provided by
      operating activities:
        Depreciation                          $    129,391                      $   124,795
        Amortization                                   663                              663
        Increase  in certificates
          of deposit                                                                 (1,424)
        Decrease in accounts receivable
          and prepaid expenses                      32,745                           51,863
        Increase in deferred taxes                 (25,707)                         (77,331)
        Increase in prepaid income taxes            (5,960)                          (2,885)
        Decrease (increase) in inventory            (4,695)                             205
        Decrease in other assets                                                      1,800
        Increase in accounts payable               146,097                           28,123
        Decrease in salaries payable                (9,200)                         (20,656)
        Decrease in other accrued expenses          (7,469)                         (11,214)
        Decrease in income taxes payable            (6,498)
        Increase in rental deposit                 157,983                          157,128
                                             --------------                   --------------
          Total adjustments                                         407,350                          251,067
                                                             ---------------                  ---------------
          Net cash provided by
             operating activities                                   296,896                           62,903

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                          (414,245)                        (131,987)
                                             --------------                   --------------
          Net cash used in investing                              (414,245)                        (131,987)
             activities

CASH FLOWS FROM FINANCING ACTIVITIES
   Retirement of debt                             (41,930)                         (49,166)
                                             --------------                   --------------
          Net cash used in financing
             activities                                           (41,930)                         (49,166)
                                                             ---------------                  ---------------
          Net decrease in cash and
             cash equivalents                                    (159,279)                        (118,250)

CASH AND CASH EQUIVALENTS AT BEGINNING
   OF PERIOD                                                      529,066                          352,070
                                                             ---------------                  ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $    369,787                     $    233,820
- ------------------------------------------                  ===============                  ===============

SCHEDULE OF PAYMENTS OF INTEREST AND TAXES
Payments for interest                                       $     15,375                      $     18,991
Payments for income tax                                     $     12,458                      $      2,260


See accountants' review report.
The accompanying notes are an integral part of these financial statements.

Page 11 of 15
                                                5

                            PISMO COAST VILLAGE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)
              AS OF MARCH 31, 1996 AND 1995 AND SEPTEMBER 30, 1995


Note 1 - Summary of Significant Accounting Policies
- ---------------------------------------------------

Nature of Business
- ------------------

Pismo Coast Village, Inc. (Company) is a recreational vehicle camping resort. Its business is seasonal in nature with the fourth quarter, the summer, being its busiest and most profitable.
Inventory
- ---------

Inventory has been valued at the lower of cost or market on a first-in, first-out basis.

Depreciation and Amortization
- -----------------------------

Depreciation of property and equipment is computed using an accelerated method based on the cost of the assets, less allowance for salvage value, where appropriate. Depreciation rates are based upon the following estimated useful lives:

         Building and park improvements                 5 to 40 years
         Furniture, fixtures, equipment and
           leasehold improvements                       5 to 31.5 years
         Transportation equipment                       5 to 10 years

Loan fees of $9,292 net of accumulated amortization of $3,316 at March 31, 1996, $1,990 at March 31, 1995, and $2,653 at September 30, 1995, are included in other assets. Amortization is computed using the straight-line method over seven years. The balance of other assets represents deposits of $1,616.

Investment Tax Credits
- ----------------------

Investment tax credits are accounted for by the flow-through method.

Earnings (Loss) Per Share
- -------------------------

The earnings (loss) per share is based on the 1,800 shares issued and outstanding.

Cash and Cash Equivalents
- -------------------------

For purposes of the statement of cash flows, the Corporation considers all highly liquid investments including certificates of deposit with a maturity of three months or less when purchased, to be cash equivalents.

Page 12 of 15
                                     6

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 2


Note 2 - Pismo Coast Village Recreational Vehicle Resort and Related Assets
- ---------------------------------------------------------------------------

At March 31, 1996, September 30, 1995 and March 31, 1995, property and equipment included the following:

                                             March 31, 1996         September 30, 1995       March 31, 1995
                                             --------------         ------------------       --------------

     Land                                     $ 2,680,850             $2,680,850               $2,680,850
     Building and park improvements             5,021,690              5,020,613                4,980,322
     Furniture, fixtures, equipment
       and leasehold improvements               1,198,330              1,197,457                1,189,417
     Transportation equipment                     148,227                139,227                  139,227
     Construction in progress                     420,431                 17,136                   17,073
                                             --------------          -------------            -------------
                                                9,469,528              9,055,283                9,006,889
     Less accumulated depreciation              3,761,008              3,631,617                3,534,634
                                             --------------          -------------            -------------

                                             $  5,708,520             $5,423,666               $5,472,255
                                             ==============           ============            =============

Note 3 - Long-Term Debt
- -----------------------

Long-term debt at March 31, 1996, September 30, 1995 and March 31, 1995, is summarized as follows:


                                             March 31, 1996        September 30, 1995        March 31, 1995
                                             --------------        ------------------        --------------
     8%  Installment note payable, due in
         monthly installments of $125
         through April 13, 2010.  Secured
         by deed of trust on the storage lot
         at 2050 22nd Street, Oceano.            $ 12,633               $ 12,872                 $ 13,102

 10.25%  Installment note payable, due in
         monthly installments of $4,426
         through August 1, 2000, unpaid
         balance due in full September 1,
         2000.  Interest is variable,
         secured by deed of  trust on 300
         South Dolliver and 180 South
         Dolliver, Pismo Beach.                   255,600                297,291                  336,190
                                                ---------               --------                ---------
                                                  268,233                310,163                  349,292
             Less current portion of long-
                term debt                          28,718                 22,712                   17,435
                                               ----------             ----------               ----------
                                                 $239,515               $287,451                 $331,857
                                               ==========             ==========               ==========

Page 13 of 15
                                             7

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 3

Note 3 - Long-Term Debt (Continued)
- -----------------------------------

Maturities of long-term debt are as follows:

                 Year Ended March 31,                   Amount
                 ---------------------                  ------
                         1997                         $  28,718
                         1998                            31,215
                         1999                            34,640
                         2000                            38,441
                         2001                           125,735
                      Thereafter                          9,484
                                                      ---------
                                                       $268,233
                                                      =========
Note 4 - Operating Leases
- -------------------------

The Company leases two pieces of property to use as storage lots. One is leased under a cancelable month-to-month lease. The other was entered into effective August 1, 1991, for five years with an option to extend the lease for an additional five years. Monthly lease payments are currently $2,141 and are increased annually based on the Consumer Price Index. Future minimum lease payments under the second lease are as follows:

         Year Ended September 30,                             Amount
         ------------------------                             ------
              1996                                           $21,410
                                                             -------
              Total                                          $21,410
                                                             -------
Note 5- Line of Credit
- ----------------------

The Company has a revolving line of credit for $150,000. The interest rate is variable at two percent over prime, with an initial rate of 10.50 percent expiring December 28, 1996. The purpose of the loan is to augment operating cash needs in off season months. There were no outstanding amounts as of March 31, 1996.

Note 6- Common Stock
- --------------------

Each share of stock is intended to provide the shareholder with a minimum free use of the park for 45 days per year. If the Company is unable to generate sufficient funds from the public, the Company may be required to charge shareholders for services.

A shareholder is entitled to a pro rata share of any dividends as well as a pro rata share of the assets of the Company in the event of its liquidation or sale. The shares are personal property and do not constitute an interest in real property. The ownership of a share does not entitle the owner to any interest in any particular site or camping spot.

Page 14 of 15
                                     8

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1996 AND 1995 AND SEPTEMBER 30, 1995
PAGE 4


Note 7 - Carryforwards Relating to Federal Income Taxes
- -------------------------------------------------------

The Company files its income tax returns as of September 30, the end of its fiscal year. At September 30, 1995, the Company had net operating loss carryforwards which expire as follows:

                                                         Federal
                                                         -------

     September 30, 2002                                $  35,000
     September 30, 2003                                   23,000
     September 30, 2004                                   61,000
                                                       ----------

         Total Net Operating Loss Carryforwards         $119,000
                                                       ==========


In addition, the Company has the following tax credits available to offset future federal tax liabilities:

  Approximate investment tax credits expiring as follows:

     September 30, 1996                                $    300
     September 30, 1997                                   2,500
     September 30, 1998                                   3,300
     September 30, 1999                                   2,300
     September 30, 2000                                   3,000
     September 30, 2001                                     400

Note 8 - Income Taxes
- ---------------------

The provision for income taxes is as follows:
                                         March 31,             March 31,
                                           1996                   1995
                                           ----                   ----

   Income tax expense (benefit)         $(25,707)              $(75,841)

The difference between the effective tax rate and the statutory tax rates is due primarily to the effects of the graduated tax rates and state taxes net of the federal tax benefit.

Page 15 of 15
                                     9